Exhibit 10.2

SEATTLE BIOFUELS, INC.

KEY EMPLOYEE AGREEMENT FOR

MARTIN TOBIAS

This Employment Agreement between Seattle Biofuels, Inc, a Washington corporation, and Martin Tobias, a Washington resident, is dated as of May 23, 2005.

1. Responsibilities. You will perform the duties customarily performed by the Chief Executive Officer (“CEO”) of a corporation which is, in all respects, similar to the Company and such other duties as may be assigned from time to time by the Board of Directors of the Company, which relate to the business of the Company, its subsidiaries, its parent corporation, or any business ventures in which the Company, its subsidiaries or its parent corporation may participate. You will report to the Company’s Board of Directors.

We expect you to devote all of your productive time, ability, attention and effort to the Company’s business and will skillfully serve its interests while serving as CEO; provided, however, that you may devote reasonable periods of time to (a) engaging in personal investment activities, (b) serving on the Board of Directors of other corporations, if such service is not with an enterprise that competes with the Company, and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with your duties as CEO.

2. At-Will Employment. It is understood and agreed by you and the Company that this Agreement does not contain any promise or representation concerning the duration of your employment with the Company. You specifically acknowledge that your employment with the Company is at-will and may be altered or terminated by either you or the Company at any time, with or without cause and/or with or without notice. In the event of a conflict between this and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed in this disclaimer shall control. This at-will status cannot be altered except in writing signed by you and all non-interested Directors.

3. Compensation. Your salary will be $150,000 per year, payable monthly; provided, however, that payment of your salary shall be deferred until our anticipated $2 million funding round closes. As soon as the Company’s shareholders approve an option plan the Board of Directors will meet to grant you options to purchase 1,080,000 shares of the Company’s common stock at the fair market value of such shares on the date of the meeting. The options will vest monthly over a three-year period and will have a life of ten years.

4. Benefits. During the term of your employment you will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in any fringe benefit programs the Company may have. [Describe vacation and sick leave benefits.]

5. Term of Employment; Termination

(a) The Effective Date of this Agreement is May 23, 2005, which will also be your start date.

(b) Unless otherwise mutually agreed in writing, this Agreement and your employment by the Company pursuant to this Agreement shall be terminated on the earliest of:

(i) your death, or any illness, disability or other incapacity in such a manner that you are physically rendered unable regularly to perform your duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period;

(ii) thirty (30) days after you, for any reason, give written notice to the Company of your termination; or

(iii) thirty (30) days after the Company, with or without cause, gives written notice to you of your termination.

(c) The determination regarding whether you are physically unable regularly to perform your duties under (a) above shall be made by the Board of Directors, whose determination shall be based in part on a medical report prepared by a physician selected by the Board. Your inability to be physically present on the Company’s premises shall not constitute a presumption that you are unable to perform such duties.

(d) Any notice required to be given pursuant to this Section 5 shall be given in accordance with the provisions of Section 7(e) hereof. The exercise of either party’s right to terminate this Agreement pursuant to Section 5 (b)(ii) or (iii) above shall not abrogate the rights and remedies of the terminating party regarding the breach, if any, giving rise to such termination.

(e) You may be terminated for cause, immediately and without notice, if, in the reasonable determination of the Company’s Board of Directors, you are charged with or convicted of any felony or of any crime involving moral turpitude, or participate in any fraud against the Company, or willfully breach your duties to the Company, or wrongfully disclose any trade secrets or other confidential information of the Company, or materially breach Section 1 of this Agreement or any material provision of the Confidential Information, Nonsolicitation and Noncompetition Agreement, between you and the Company (the “Confidentiality Agreement”).

6. Confidentiality; Intellectual Property. Your employment is conditioned upon your signing our the Confidentiality Agreement, in the form attached. You acknowledge that you will be an executive officer of the Company. You acknowledge and agree to all the terms of that agreement, including but not limited to the 12-month non-competition obligation. You further acknowledge that as such you will be privy to extremely sensitive, confidential and valuable commercial information, which constitutes trade secrets belonging to the Company, disclosure of which information and secrets would greatly harm the Company.

7. Former Employment. You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. You represent and warrant that you do not possess confidential information arising out of prior employment which, in your best judgment, would be utilized in connection with your employment by the Company, except in accordance with agreements between your former employer and the Company.

7. General Provisions.

(a) Taxes. You agree to be responsible for the payment of any taxes due on any and all compensation, stock, stock option, or benefit in connection with your employment by the Company. You expressly acknowledge that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided to you by the Company, and you hereby release the Company from any claims or penalties asserted against you for failure to pay or apprise you of any such tax consequences.

(b) Remedies. Your duties under the Confidentiality Agreement shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Confidentiality Agreement would be inadequate and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

(c) Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by you.

(d) Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad or unenforceable as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

(e) Notices. Any notice which the Company is required or may desire to give you shall be given by personal delivery, registered or certified mail, return receipt requested, or electronic mail, addressed to you at the mailing or electronic mail address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery, registered or certified mail, return receipt requested, or electronic mail, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing or to the electronic mail address of the Chairman of the Company’s Board of Directors. The date of personal delivery or the date of mailing any such notice (including by electronic mail) shall be deemed to be the date of delivery thereof.

(f) Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(g) Complete Agreement; Amendments. The foregoing, together with the Confidentiality Agreement, is the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(h) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

(j) Attorney Fees. If either party hereto brings any action to enforce its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

(k) Governing Law. This Agreement shall be governed in all respects by the laws of the State of Washington as such laws are applied to agreements between Washington residents entered into entirely in Washington.

SEATTLE BIOFUELS, INC.		MARTIN TOBIAS

/s/ John Plaza		/s/ Martin Tobias
By:	John Plaza, Director

Date:	12/21/05	Date:	12/21/05

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